EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Legacy Reserves Inc.
Midland, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-227700) and Form S-8 (No. 333-227455) of Legacy Reserves Inc. of our reports dated March 22, 2019, relating to the consolidated financial statements and the effectiveness of Legacy Reserves Inc.'s internal control over financial reporting, which appear in this Form 10-K. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ BDO USA, LLP
Houston, Texas

March 22, 2019